UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 18, 2024

OWENS & MINOR, INC.

(Exact name of Registrant as specified in its charter)

Virginia	001-09810	54-1701843
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. employer identification no.)

9120 Lockwood Blvd.,
Mechanicsville, Virginia	23116
(Address of principal executive offices)	(Zip code)

Post Office Box 27626,
Richmond, Virginia	23261-7626
(Mailing address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code (804) 723-7000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $2 par value per share	OMI	New York Stock Exchange

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 1.01.	Entry Into a Material Definitive Agreement.

On October 18, 2024, O&M Funding LLC (“O&M Funding”), as Seller, and Owens & Minor Medical, LLC. (“O&M Medical”), as initial Servicer, each a wholly-owned subsidiary of Owens & Minor, Inc. (the “Company”), entered into a Receivables Purchase Agreement (“Receivables Sale Program”) with persons from time to time party hereto, as Purchasers, PNC Bank, National Association, as Administrative Agent, and PNC Capital Markets LLC, as Structuring Agent, pursuant to which accounts receivable with an aggregate outstanding amount not to exceed $450 million are sold, on a limited-recourse basis, to the Purchasers in exchange for cash. The Receivables Sale Program amends and restates in its entirety, the Receivables Financing Agreement, dated as of February 19, 2020. Pursuant to the Receivables Sale Program, the Servicer, O&M Funding, as Buyer, the various entities as Originators entered into the Amended and Restated Purchase and Sale Agreement, dated October 18, 2024 (the “Purchase and Sale Agreement”).

We will account for transactions under the Receivables Sale Program as sales in accordance with ASC 860, Transfers and Servicing, with the sold receivables removed from our consolidated balance sheets. Under the Receivables Sale Program, we provide certain servicing and collection actions on behalf of the Purchaser; however, we do not maintain any beneficial interest in the accounts receivable sold. The Receivables Sale Program has a Scheduled Termination Date in October 2027.

The Receivables Sales Program contains certain customary representations and warranties and affirmative and negative covenants, including as to the eligibility of the receivables being sold by the Originators and securing the loans made by the Lenders, as well as customary reserve requirements, Receivables Sale Program termination events, Originator termination events and servicer defaults. The Receivables Sale Program termination events permit the Lenders to terminate the Receivables Sales Program upon the occurrence of certain specified events, including failure by O&M Funding to pay amounts when due, certain defaults on indebtedness under the Company’s credit facility, certain judgments, a change of control, certain events negatively affecting the overall credit quality of transferred receivables and bankruptcy and insolvency events.

The proceeds from the sale of receivables pursuant to the Receivables Securitization Program may be used for general corporate purposes.

The foregoing description of the Receivables Sale Program is not complete and is qualified in its entirety by the actual terms of the Receivables Purchase Agreement, the Purchase and Sale Agreement and the Performance Guaranty, copies of which are attached hereto as Exhibit 10.1, 10.2 and 10.3, respectively, and are incorporated herein by reference.

PNC Bank, National Association and PNC Capital Markets LLC have various relationships with the Company and its subsidiaries involving the provision of financial services, including investment banking, commercial banking, advisory, cash management, custody and trust services, for which they have received customary fees, and may do so again in the future.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

10.1	Receivables Purchase Agreement, dated as of October 18, 2024, by and among O&M Funding LLC, as Seller, the persons from time to time party hereto, as Purchasers, PNC Bank, National Association, as Administrative Agent, an PNC Capital Markets LLC, as Structuring Agent.*

10.2	Amended and Restated Purchase and Sale Agreement, dated as of October 18, 2024, by and among various entities, as Originators, Owens & Minor Medical, LLC., as Servicer, and O&M Funding LLC, as Buyer.*

10.3	Performance Guaranty of Owens & Minor, Inc., dated as of October 18, 2024 in favor of PNC Bank, National Association.

104	Cover Page Interactive Data File (the Cover Page Interactive Data File is embedded within the Inline XBRL document)

*

Certain exhibits and schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company hereby undertakes to furnish copies of such omitted materials supplementally upon request by the SEC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OWENS & MINOR, INC.

Date: October 22, 2024	By:	/s/ Heath H. Galloway
	Name:	Heath H. Galloway
	Title:	Executive Vice President, General Counsel & Corporate Secretary